FOR IMMEDIATE RELEASE

August 13, 2008

Contacts: (Media) Heidi Geller (763) 764-6364

(Analysts) Kris Wenker (763) 764-2607

General Mills to Sell Pop Secret Popcorn Business to Diamond Foods

MINNEAPOLIS, MN — General Mills (NYSE: GIS) today confirmed it has reached a definitive agreement to sell its Pop Secret microwave popcorn business to Diamond Foods, Inc. (NASDAQ: DMND) for approximately $190 million in cash.

General Mills expects to receive cash proceeds of approximately $160 million after transaction-related costs. The company expects to record a one-time gain on the sale in its fiscal 2009 results. The transaction, subject to regulatory approval, is expected to be completed this fall.

Diamond Foods is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond and Emerald brands.

Pop Secret, introduced in 1985, is the No. 2 player in the $900 million U.S. microwave popcorn category.

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About General Mills:

One of the world’s leading food companies, General Mills operates in over 100 countries and markets more than 100 consumer brands, including Cheerios, Haagen-Dazs, Nature Valley, Betty Crocker, Pillsbury, Green Giant, Old El Paso, Progresso, Cascadian Farm, Muir Glen, and more. Headquartered in Minneapolis, Minnesota, U.S.A., General Mills had FY2008 global net sales of US$ 14.9 billion, including the company’s $1.2 billion proportionate share of joint venture net sales.